Exhibit 10.66

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement” or the “Employment Agreement”) is made as of October 18th, 2022 between UHS OF DELAWARE, INC. a subsidiary of Universal Health Services, a Delaware corporation (“Company”), and Edward Sim (“Executive” or “You”).

WHEREAS, the parties hereto wish to enter into an employment agreement for the employment of the Executive as the Executive Vice President, President, Acute Care, of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1. At-Will Employment. Executive’s employment shall be at-will.

2. Duties and Responsibilities.

a) Position. Executive shall be employed as the Company’s Executive Vice President and President, Acute Care Division on the terms and conditions set forth in this Agreement beginning on December 5th, 2022 (“Start Date”). Executive shall report to Marc Miller, President and Chief Executive Officer, Universal Health Services, Inc. and UHS of Delaware, Inc. During the Employment Period, the Executive shall perform all duties and functions and discharge such responsibilities that are reasonable and customary for such position and such other duties, responsibilities and authorities as may be assigned to him. The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties to the Company.

b) Standard of Care. Executive agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

c) Requirements. Executive shall comply with all written rules, policies and procedures of the Company.

3. Compensation and Benefits.

a) Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $775,000.00 per annum (the “Base Salary”), payable semi-monthly in arrears in accordance with the normal payroll practices of the Company. Executive shall be classified as exempt for purposes of the Fair Labor Standards Act and shall not receive overtime pay.

b) Sign-On Bonus Executive will receive a sign-on bonus of $275,000.00, less applicable taxes and withholdings, to be paid in the first month of employment. This bonus is repayable if Executive’s employment ends within two years of Executive’s start date if Executive is terminated for cause by the Company or Executive resigns for any reason. Additional terms and conditions are included as part of a separate Sign-On Bonus Agreement, attached hereto as Exhibit 1, which you must complete, sign and return to the Company before any sign-on bonus will be paid to you.

c) Recruitment Bonus Executive will receive a recruitment bonus of $275,000.00, less applicable taxes and withholdings, to be paid after the first full year of employment. This bonus is repayable if Executive’s employment ends within two years of receipt of payment if Executive is terminated for cause by the Company or Executive resigns for any reason. Additional terms and conditions are included as part of a separate Sign-On Bonus Agreement, attached hereto as Exhibit 2, which you must complete, sign and return to the Company before any sign-on bonus will be paid to you.

d) Other Bonus Compensation. During the Employment Period, the Executive shall participate in the Company’s Senior Management Annual Incentive Plan, as it may be amended from time to time. Beginning with plan year 2023, executive will be eligible for a target bonus of 100% of the Executive’s base pay, payable in March or April of 2024. Executive shall be eligible to receive bonus compensation only if he is an employee of the Company as of the date on which such bonus is to be distributed as determined by the Company. For purposes of clarity, if your employment ends for any reason prior to the date on which bonus compensation is to be distributed by the Company, no bonus shall be owed, accrued, due or payable to you.

e) Benefits. You are eligible to participate in the Company’s flexible benefits program. The benefits become effective on the 31st day of employment, to afford you time to review the plans and make your selection. Benefit descriptions and enrollment information will be sent to you.

f) Relocation. You are eligible for relocation assistance. Terms and conditions regarding this assistance are contained in the UHS Repayment and Indemnity Agreement which is contained in the Relocation Policy Guide attached hereto as Exhibit 3. You must sign and return the Repayment and Indemnity Agreement before any relocation assistance will be provided. In order to provide you with the greatest flexibility in planning and completing your relocation, UHS, through its 3rd party relocation vendor Cartus, will coordinate your relocation from Greenwood Village, CO to the area surrounding King of Prussia, PA. Details of your benefits are included in the Relocation benefits summary and include a lump sum net $50,000 upon your commencement of the relocation process. Additionally, UHS, through Cartus, will pay for your household goods shipment, (2) car shipment(s) to the destination home and up to (4) return trip(s) to your departure home while you are in temporary living. After receiving your signed relocation agreement and successful completion of required background check and drug screen, you will be contacted by a Cartus Relocation Specialist to access these benefits.

g) Stock Options. On the date of the first regular meeting of the Board of Directors of Universal Health Services, Inc. held after the commencement of Executive’s employment, Executive will be considered for a discretionary award of options to purchase 50,000 shares of the Company’s Class B Common Stock at the closing market price on that day, and Executive will be eligible for future participation in the stock option program. These options will expire 5 years from the date of the grant. One quarter of Executive’s options will vest each on the first, second, third and fourth anniversaries from the date of the grant.

h) Business Expenses. In accordance with the Company’s normal written policies for expense reimbursement, the Company will reimburse you for all reasonable and necessary out-of-pocket expenses you incur for entertainment, travel, hotel accommodations and the like in the performance of your duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to the Company.

4. Termination of Employment.

a) Termination by the Company. Subject to the respective continuing obligations of the parties under this Agreement, the Executive’s employment hereunder may be terminated at any time prior to the end of the Employment Period:

(i) By the Executive for any reason, upon (30) days prior written notice to the Company,

(ii) By the Company without Cause, upon (30) days prior written notice to the Executive, provided, however, the Company may provide Executive with (30) days' pay in lieu of the notice required by this subsection; or

(iii) By the Company for Cause without prior notice, and, for the purposes of this Agreement, “Cause” shall include the following nonexclusive list of circumstances: (A) any violation of Company policy as determined by Company; (B) commission by the Executive of a felony or other crime; (C) any conduct or acts of moral turpitude; fraud, dishonesty or other misconduct by the Executive; (D) dereliction of duty by the Executive; (E) impermissible conflicts of interest; (F) pursuit or acceptance of employment outside the Company; and (G) action by the Executive that brings the Executive or Company into disrepute or otherwise harms or could reasonably harm Company’s reputation or the reputation or community goodwill of any Company facility.

5. Consequences of Termination.

a) By The Company Without Cause. If the Executive’s employment under this Agreement is terminated by the Company without Cause, then the Company shall pay to the Executive the amount of

(A) the Base Salary which has accrued but has not otherwise been paid as of the termination date, (B) twelve (12) months’ Base Salary (such payment shall be the “Severance Amount”, at current weekly rate for 52 weeks, up to and including the Severance Period, less all applicable withholding taxes required by law and other authorized withholdings, to be paid in accordance with the Employer’s payroll practice on Employer’s regularly scheduled pay dates, (C) Medical Benefits Continuation on the following terms:

(i) If you elect to continue the medical coverage you were enrolled in as of your Separation Date, Employer will pay the COBRA premium, less the contribution you would have made for such coverage as an active employee, up to and including one year from time of separation, or until such time as you secure re-employment in the same or substantially equivalent position, whichever is sooner.

(ii) If you elect to reduce coverage, Employer will pay the applicable COBRA premium for the coverage you elect, less the contribution required as an active employee.

(iii) Payments by Employer under this section will be subject to applicable tax withholdings.

(D) The stock option agreement that you have been issued will be used to administer your stock options after your Separation Date, except that your equity compensation agreements pertaining to stock options, restricted stock units and restricted stock grants, as applicable, will continue to vest during your Severance Period and you will have the right to exercise your equity compensation to the extent vested only until your Severance Period ends and (E) any other amounts that may be reimbursable by the Company to the Executive as expressly provided under this Agreement, paid in accordance with the Company’s payroll practices, and the Company thereafter will have no further obligation to the Executive, his estate or his designee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law. Payment of the Severance Amount is expressly conditioned upon Executive signing a general release in favor of the Company, its past and present officers, directors, shareholders, agents or employees in a form substantially similar to the template attached hereto as Exhibit 3.

b) By the Company with Cause, or by Executive For Any Reason. In the event that the Executive’s employment with the Company is terminated for any reason other than by the Company for Cause, then the Company shall pay to the Executive the amount of (A) the Base Salary which has accrued but has not otherwise been paid as of the termination date, and (B) any other amounts that may be reimbursable by the Company to the Executive as expressly provided under this Agreement, paid in a lump sum within thirty (30) days following the termination date, and the Company thereafter will have no further obligation to the Executive, his estate or his designee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the

Company and any payments or benefits required to be made or provided under applicable law.

c) Return of Records. Upon any termination of employment for any reason, or upon the Company’s request at any time, the Executive shall immediately return to the Company all documents and other materials, in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, spreadsheets, computer files and databases, graphics and formulas, and drawings or diagrams, whether prepared by the Executive or by others and whether required by the Executive’s work or for his personal use, whether copies or originals, unless the Executive first obtains the Company’s written consent to keep such records.

d) Effect of Termination. Notwithstanding any termination of this Agreement and/or the Executive’s employment with the Company, the Executive, in consideration of the Executive’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Section 6 of this Agreement.

6. Restrictive Covenants. Executive acknowledges and agrees that his employment with the Company is contingent upon his acceptance of and agreement to the Confidentiality, Noncompetition and Non-Solicitation Addendum (“Addendum”) attached hereto as Exhibit 4, which Executive must sign and return to the Company prior to his start date. Executive acknowledges that the post-employment restrictive covenants set forth in the Addendum shall be binding upon him regardless of when, how or why his employment with the Company concludes.

7. General.

a) Executive Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which he is bound; and (ii) Executive is not bound by any employment agreement, non-solicitation agreement, non- compete agreement and/or confidentiality agreement (“Restrictive Covenant”) with any other person or entity which will in any way prevent him from fully performing his duties under this Agreement, and agrees to indemnify the Company against any damages, including attorneys’ fees, resulting from a breach of this provision or a breach of any such Restrictive Covenant.

b) Arbitration of All Disputes/Governing Law. The parties agree that any dispute, controversy or claim arising from the employment relationship, including but not limited to any claim based on this Agreement and any exhibits, shall be submitted to final and binding arbitration before one of the following arbitration providers, in order of priority: the American Health Lawyers Association, JAMS, the American Arbitration Association, or the Federal Mediation and Conciliation Service. Any arbitration shall be held in Montgomery County, Pennsylvania. The initiation and conduct of any arbitration shall be in accordance with the then-in-place rules of the applicable arbitration provider. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Exclusive jurisdiction over, and proper venue for, any such court action will be in the federal or state courts within the Commonwealth of Pennsylvania, in the jurisdiction in which the Employer’s corporate office is headquartered, and Employee hereby expressly consents to such exclusive jurisdiction and venue. The parties further agree that this provision for final and binding arbitration shall not preclude the Employer, at its election, from obtaining preliminary or other injunctive relief in court of competent jurisdiction to enforce the provisions contained in the Agreement including all Exhibits, without regard to whether any such claim has been or can be referred to arbitration. The parties further agree that this agreement and any arbitration or judicial action which may result shall be governed by the laws of the Commonwealth of Pennsylvania and the arbitration panel or Pennsylvania Court shall apply Pennsylvania substantive law to any claims made by either party relating to this agreement and the exhibits attached. If the Company brings an action in arbitration or court to enforce any aspect of this Agreement and its Exhibits and obtains any equitable or legal relief from the court or arbitrator, Employee must reimburse the Company for its reasonable attorneys’ fees and costs incurred in bringing such action.

c) Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

d) Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) the Company may assign its rights and delegate its duties under this Agreement to any of its affiliates without the prior written consent of the Executive; (ii) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (iii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

e) Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

f) Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

g) Tax Consequences. Executive acknowledges and agrees that the Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the Company to Executive under the terms of this Agreement, and that Executive is solely responsible for Executive’s compliance with any and all laws applicable to such payments or other consideration.

h) Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

i) Headings. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

UHS of Delaware, Inc.

By: /s/ Gerry Geckle

Name: Gerry Geckle

Title: SVP- Human Resources

10/18/2022

Date:

/s/ Edward Sim

Edward Sim

10/19/2022

Date:

EXHIBIT 1

SIGN-ON BONUS AGREEMENT

EMPLOYEE NAME: Edward Sim

In consideration of my employment with UHS of Delaware, Inc. (“UHS”) a sign-on bonus of $275,000.00 has been offered to me. This sign-on bonus is being offered as a recruitment bonus, and may be paid in installments, less applicable taxes, with specifications outlined in the agreement. I agree to accept payment of the sign-on bonus subject to the terms and conditions below.

I will receive the entire amount of the $275,000 sign-on bonus in a lump sum, less applicable taxes, after completing one month of employment.

I understand and acknowledge that should my employment be terminated within 2 years of receipt of any sign-on bonus payment because of a termination for cause or if I resign for any reason, I will be obligated to return to the Company all or a portion of bonus payments paid based on the following schedule:

• Leave prior to one full year of receipt of sign-on bonus-repayment of 100% of $275,000 sign on bonus

• Leave prior to two years of receipt of sign-on bonus-repayment of 50% of $275,000 sign on bonus

If I am terminated without cause, I will not be obligated to return any portion of bonus payments.

I acknowledge and agree that any such payment that is owed to UHS at the time of my termination will be made through payroll deduction on the final paycheck to the extent allowed by law. I also agree to sign any additional authorization that may be required in order to legally deduct such payments from my final pay. Should my final paycheck be insufficient to repay any amount owed to UHS, I further agree to make arrangements for prompt repayment including execution of a Promissory Note with UHS.

I understand that nothing contained in this Agreement confers the right to continued employment with

UHS for any period of time or to any right or benefit not set forth in this Agreement.

I affirm that it is not necessary for UHS of Delaware, Inc. to sign this Exhibit 1 for it to become binding upon UHS of Delaware, Inc. and me.

Edward Sim (“Employee”) Signature: /s/ Edward Sim

Printed Name: Edward Sim

Date: 10/19/2022

EXHIBIT 2

RECRUITMENT BONUS AGREEMENT

EMPLOYEE NAME: Edward Sim

In consideration of my employment with UHS of Delaware, Inc. (“UHS”) a recruitment bonus of

$275,000.00 has been offered to me. This bonus is being offered as a recruitment bonus, and may be paid in installments, less applicable taxes, with specifications outlined in the agreement. I agree to accept payment of the recruitment bonus subject to the terms and conditions below.

I will receive the entire amount of the $275,000 sign-on bonus in a lump sum, less applicable taxes, after completing one year of employment. In the event I am terminated without cause prior to completing one year of employment, I will not be eligible to receive the recruitment bonus.

I understand and acknowledge that should my employment be terminated within 2 years of receipt of any recruitment bonus payment because of a termination for cause or if I resign for any reason, I will be obligated to return to the Company all or a portion of bonus payments paid based on the following schedule:

• Leave prior to one full year of receipt of recruitment bonus-repayment of 100% of $275,000 sign on bonus

• Leave prior to two years of receipt of sign-on bonus-repayment of 50% of $275,000 sign on bonus

If I am terminated without cause following receipt of the recruitment bonus, I will not be obligated to return any portion of bonus payments.

I acknowledge and agree that any such payment that is owed to UHS at the time of my termination will be made through payroll deduction on the final paycheck to the extent allowed by law. I also agree to sign any additional authorization that may be required in order to legally deduct such payments from my final pay. Should my final paycheck be insufficient to repay any amount owed to UHS, I further agree to make arrangements for prompt repayment including execution of a Promissory Note with UHS.

I understand that nothing contained in this Agreement confers the right to continued employment with

UHS for any period of time or to any right or benefit not set forth in this Agreement.

I affirm that it is not necessary for UHS of Delaware, Inc. to sign this Exhibit 1 for it to become binding upon UHS of Delaware, Inc. and me.

Edward Sim (“Employee”) Signature: /s/ Edward Sim

Printed Name: Edward Sim

Date: 10/19/2022

EXHIBIT 3

RELOCATION REPAYMENT AND INDEMNITY AGREEMENT

EMPLOYEE NAME: Edward Sim

UHS of Delaware, Inc. (“UHS” or “Company”) agrees to provide you with Relocation Benefits relating to either commencement of employment or transfer to another position which is anticipated to result in relocation costs to you, in accordance with the UHS Relocation Policy Guide provided to you. By signing below, you agree to accept the terms of this Repayment and Indemnity Agreement (“Agreement”) in exchange for relocation and other benefits to which you would otherwise not be entitled. For purposes of your repayment obligations described below, Relocation Benefits refers to the total amount of relocation expenses paid by UHS on your behalf included but not limited to expenses described in the UHS Relocation Policy Guide and Cartus documents.

Repayment Obligations

I understand that if I do not establish a primary residence and relocate my family to my new work location by December 2026, I will be required to repay UHS immediately upon notification, the full amount of all Relocation Benefits paid to me or to a third party on my behalf. I understand that the establishment of a temporary residence at my new work location (for example, renting a hotel room) does not constitute establishment of a primary residence for purposes of this Agreement.

Should I resign my employment or be terminated for cause at any time during my relocation, all Relocation Benefits will immediately cease and I will be subject to the applicable repayment obligations described in this Agreement. If I am terminated without cause, I will not be obligated to return relocation benefits.

I understand that if my employment with UHS ends within one year following my acceptance of relocation benefits, for any reason, except disability, death, or termination without cause, I agree to repay to UHS 100% of all Relocation Benefits.

I understand that if my employment with UHS ends within two years year following my acceptance of relocation benefits, for any reason, except disability, death, or termination without cause, I agree to repay to UHS 50% of all Relocation Benefits.

Full repayment of my Relocation Benefits must be made within thirty (30) days of my termination date from UHS. If collection efforts or litigation are required to pursue my Repayment Obligations to UHS, I agree that UHS will be entitled to collect its costs and attorney’s fees in addition to any other remedies available under the law. If I am obligated to repay any amounts to UHS at the time of my termination I expressly authorize UHS to withhold from my final pay or accrued benefits (e.g., PTO) towards my repayment obligations to the greatest extent permitted by law. I agree to execute any additional documents which may be necessary for UHS to effectuate such deductions.

My Repayment Obligations will cease altogether when I have completed twenty-four (24) months of continued service after acceptance of relocation benefits.

Waiver of Repayment Obligations.

No repayment of Relocation Benefits will be required if my employment ends due to the elimination of my position by UHS and no alternate employment is available.

Miscellaneous

I understand and acknowledge that the terms of this Agreement do not imply or constitute a contract of employment for any specific term and that my employment is “at will” and can be terminated for any reason, by the company, or by me, at any time.

I have read and understand this Agreement and will comply with the terms and conditions therein. No amendment, modification or waiver of this Agreement or any provision hereof, including this paragraph, shall be effective or enforceable unless made in a written instrument which specifically references this Agreement and which is signed by an authorized representative of both parties. This Agreement shall be construed in accordance with the laws of the State of Delaware. Signatures:

I affirm that it is not necessary for UHS of Delaware, Inc. to sign this Exhibit 2 for it to become binding upon UHS of Delaware, Inc. and me.

Edward Sim (“Employee”)

Signature: /s/ Edward Sim

Print Name: Edward Sim

Date: 10/19/2022

EXHIBIT 4

[FORM OF GENERAL RELEASE]

In consideration for the Severance Amount and other consideration to be paid as described in the Agreement, to which you agree you would not be entitled if you did not sign this document, you agree to the following provisions:

1. Release of All Claims

a. You, on behalf of yourself and your heirs, assigns and estate, hereby agree to and do forever give up any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs (except as otherwise provided hereunder), losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that you may have against the Employer including its ultimate corporate parent, Universal Health Services, Inc, and any and all subsidiaries, affiliates, divisions, controlling or related entities, predecessors, successors, and all of their past, present, and future officers, directors, partners, shareholders, owners, employees, agents, representatives, insurers, employee benefit plans (including such plans’ sponsors, administrators and fiduciaries) (the “Releasees”) relating your terms and conditions of employment and your termination or separation from employment as of the date you execute this Agreement. This means that you are agreeing to release and discharge the Employer and the Releasees from any and all Claims, including but not limited to the following:

i. all Claims for monetary recovery or other relief arising under any federal, state or local law prohibiting discrimination or retaliation based upon any protected characteristic or activity including but not limited to Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); and/or any other federal or state human rights, “whistleblower” and/or any other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights;

ii. all Claims for monetary recovery or other relief arising under any federal, state or local law governing leaves, the payment of wages, benefits, and other compensation, and/or governing workplace safety, health, working standards and conditions (e.g. meal periods), including but not limited to all Claims arising under the Family and Medical Leave Act, the Occupational Health and Safety Act, as amended, the Workers Adjustment and Retraining Notification Act (WARN), and the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan), or any other claims arising under any other federal, state or local law, regulation or ordinance;

iii. all claims based upon public policy, contract, tort, or common law, including but not limited to, all Claims for wrongful termination, invasion of privacy, defamation, breach of contract, interference with business or contractual relations, and infliction of emotional distress and any allegation for costs, fees, or other expenses, including attorneys' fees incurred in these matters;

iv. all claims, complaints or actions under the jurisdiction of federal, state or local departments of public health or other federal, state or local administrative or regulatory agencies and any matter under the jurisdiction of The Joint Commission or similar deeming agency; and

v. all Claims for monetary recovery or other relief arising under any federal, state, or local law prohibiting fraudulent conduct and/or the submission of false or fraudulent claims to a governmental entity, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the False Claims Act.

vi. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration or the Securities and Exchange Commission (“Government Agencies”).

b. If any claim is not subject to release, to the extent permitted by law, you agree the consideration provided in this agreement fully compensates you for such claims and waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Releasees identified in this agreement is a party.

c. You hereby forever release and discharge Employer and the Releasees from any liability or obligation to reinstate you to employment or reemploy you in any capacity and you hereby agree to not seek or apply for re-employment. Notwithstanding, this provision, in the event that Employee is employed by an entity that is subsequently acquired by Universal Health Services, Inc., she will not be required to resign nor be subject to immediate termination as a result of such acquisition.

d. The foregoing release is effective up to and including the date you sign this Agreement. In order to receive the consideration provided in Section 1, you are required to sign the Supplemental Release Addendum attached hereto as Exhibit 1 on or after your last day of employment, without revoking it.

e. Both Parties acknowledge that this agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

2. Affirmations. Except as may be described below in Section 5, you affirm and acknowledge the following:

a. You have not filed nor are you presently a party, participant or class member with respect to any Claim against the Employer or any of the Releasees.

b. You agree that you have been paid and/or have received all wages, bonuses, commissions, and/or compensation to which you are entitled. You agree that the consideration under this Agreement constitutes adequate and sufficient consideration for the Claims and rights you are waiving and the obligations imposed on you by this Agreement. You represent and agree that you are not owed any additional money or compensation by the Employer or any of the Releasees.

c. You have not been denied any leave to which you are or were entitled under the Family and Medical Leave Act, any state or local medical or family leave law or related disability accommodation laws.

d. You have no known workplace illnesses or injuries or occupational diseases and you have not filed a claim or incident report pertaining to any workplace illness or injury.

e. You are not aware of any wrongdoing, illegal acts or fraud (collectively “wrongdoing”) committed by the Employer or any Releasee and you have not been retaliated against for reporting any allegations of wrongdoing by the Employer or any of the Releasees.

f. You have not been discriminated against or retaliated against due to your age, disability, race, color, sex, religion, national origin or any other classification or activity protected by law.

3. Communication, Professionalism, and Non-Disparagement. You agree to comport yourself in a professional manner in your dealings, communications, and contacts concerning your employment and separation from employment with the Employer. In particular, you agree not to do or say anything which disparages, denigrates or defames Employer or any other Releasee or which disrupts or impairs the Employer or any Releasee’s normal, ongoing business operations, or which harms the reputation of Employer, the Company or any Releasee with their employees, patients, suppliers, the public, press or other media. In the event that you are contacted by any media sources, publications or outlets, you agree not to provide any information regarding Employer or any Releasee or any aspects of your employment or operations of Employer and/or Universal Health Services, Inc. In the event you are contacted by any media sources requesting information about Employer, you will contact the Office of General Counsel for Employer. This provision shall not be construed to prohibit you from providing truthful testimony in any legal or administrative proceeding. Further, in consideration for the benefits referenced in Section 1, at Company’s sole discretion and direction, you will agree to provide statements, interviews and/or information to media sources, reporters or others as required or requested by Company on any matters relating to your employment and operations of the Company and its subsidiary facilities. Company, through its public statements and/or senior officers, agrees that it will not do or say anything which disparages, denigrates or defames Employee. This mutual non- disparagement provision as it relates to the Company applies to official public statements of the Company and/or statements of the executive and senior corporate management team of Company.

4. No Admission of Wrongdoing. The parties agree that this mutual agreement between Employer and you shall not in any way be construed as an admission or an assertion by you, Employer or any other Releasee that any party has violated any law, regulation or prohibition or of any duty owed to the other. Employer disclaims any liability to or discrimination against you on the part of itself or any Releasee.

5. Wrongdoing or Illegal Acts. You represent that you are not aware of any possible violations by Employer or any other Releasee of any federal or state laws or regulations, including but not limited to governmental reimbursement programs or the “fraud and abuse” statutes and regulations; or, if you are aware of any possible such violations, they are listed below (attach additional pages if necessary):

Other than any conduct that may be listed above, you confirm that you have no knowledge, understanding or belief that any of the Releasees has engaged in any conduct that violates any federal, state or local laws or regulations, including those related to governmental reimbursement programs or fraud and abuse. You affirm that you have no knowledge or information that would support an action under the False Claims Act, or state law equivalent. In the event such a claim is filed, you agree that you will not maintain the action if the government declines intervention. You agree that if a compliance-based claim is brought by you based on information known to you at the time of executing this Agreement, you shall not personally obtain or retain any remedy as a result of such a claim.

6. Cooperation/Future Inquires. You agree that you will cooperate fully with the Company, upon request, in relation to Company’s and/or Releasees defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigation(s) including any governmental investigations that may already exist or arises out of events or business matters which occurred during your employment. Such continuing duty of cooperation shall include making yourself available to the Company and its legal counsel, upon reasonable notice, for depositions, interviews, and appearances as a witness, and furnishing information to Company and its legal counsel upon request. You agree to communicate as often as needed with Company and its legal counsel regularly and in a timely fashion as well as attend meetings with Company and their counsel if necessary in conjunction with this section. You agree to voluntarily testify as a witness at deposition and trial, if requested, without the need for a subpoena and even if you are outside of the distance covered by subpoena. To the extent permitted by law, Company will reimburse you for reasonable expenses incurred in testifying, such as travel, lodging and meals. In addition to the remedies for breach of this provision as well as any other, You expressly acknowledge and agree that failure to comply with the provisions of this section shall entitle the Company to repayment of any amounts paid as well as benefits provided and/or cessation of future payments or benefits due until and unless the breach is cured.

7. Review and Revocation Period. You have been given at least twenty-one (21) days to consider this Agreement before signing it. You have the right to revoke the Agreement within seven (7) days of signing it by sending a written notice by email to the Sr. Vice President of Human Resources and certified mail-return receipt to the Employer to the attention of the General Counsel, Office of the General Counsel, Universal Health Services, Inc., 367 South Gulph Road, King of Prussia, PA 19406. Otherwise, the Agreement shall become effective and enforceable after eight (8) days following the date you sign it.

/s/ Edward Sim

Edward Sim

EXHIBIT 5

Confidentiality, Noncompetition and Non-Solicitation Addendum

EMPLOYEE NAME: Edward Sim

Edward Sim (“Executive”) acknowledges and agrees that in his capacity as senior executive he will be deeply involved in the planning, preparation and execution of strategies pertaining to all aspects of the Company’s acute care services businesses, including marketing, finance, development, operations,

personnel development and all other material aspects of the Company’s acute care services business services and operations. Executive will also be involved in and be privy to information about various aspects of UHS’s behavioral health operations including but not limited to strategic initiatives, services line expansion or reconfiguration, development plans, etc. Executive will have access to and routinely use the Company’s Confidential Information (defined below). In addition, Executive will make relationships with the Company’s key business, financial, and strategic partners during his tenure. Based on the foregoing knowledge and relationships, all of which Executive will acquire in connection with his employment with the Company, Executive’s employment with a competitor or another entity that may engage or be involved in any way (including but not limited to private equity) in a business competitive to the acute care operations of the Company, or engaging in competitive activity on his own behalf or in any other capacity, would present an unfair competitive threat to the Company. Consequently, Executive agrees that the restrictions set forth below are (i) an essential part of his employment with the Company and (ii) reasonable and necessary to protect the Company’s trade secrets and Confidential Information, customer relationships, employee relationships, business opportunities, market advantage and other business interests in event of Executive’s future separation from the Company for any reason.

A. Non-Solicitation of Employees, Contractors and Others

Executive agrees that, for a period of twelve (12) months following his separation from the Company for any reason, he shall not (i) directly or indirectly solicit or encourage in any manner the resignation or re-affiliation of any employee, physician, contractor, or professional health care provider or provider organization that is employed by, or affiliated or associated with the Company and/or any Company facility, Company affiliate or subsidiary, including but not limited to Prominence Health Plan and Independence Physician Management for which Executive rendered services or was engaged with during his employment by the Company; (ii) directly or indirectly solicit or divert patients, customers or business of any such Company facility; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with any such Company facility. Executive also shall not direct, instruct or encourage others with whom he may subsequently be employed or affiliated to solicit in violation of this section. “UHS” in this section shall mean Universal Health Services, Inc. or any of its subsidiaries (direct or indirect) including but not limited to its subsidiary facilities and UHS of Delaware, Inc. (“Company”). “Company facility” shall mean any subsidiary of the Company or Universal Health Services, Inc. which provides health care services in any manner. Company affiliate or subsidiary shall mean any subsidiary (direct or indirect) of Universal Health Services, Inc. as well as any joint venture or other partnership relationships where the Company or any subsidiary is a member or partner. These terms apply to all subsections of this Exhibit.

B. Non-Competition

Executive also agrees that, for a period of twelve (12) months following his separation from the Company for any reason, he shall not compete, directly or indirectly, in a market service area of UHS, or any of its subsidiaries, affiliates or joint ventures anywhere in the United States, Puerto Rico, the United Kingdom, or anywhere else in the world where UHS has operations or is planning to conduct operations during his tenure with the Company (“restricted area”). (For example, should Company begin to operate acute care facilities in New York during his employment with UHS or are developing strategic plans for such operations in New York, the non-compete would extend to the restricted area in New York.) “Market service area” means a fifty (50) mile radius of any “Acute Care” services, facilities, products or operations of UHS as referenced and defined below. Towards that end and as referenced above, Executive expressly agrees that the geographic scope of the non-compete is reasonable and necessary to protect the legitimate business interests of the Company today and during the term of the non-compete. “Compete” means and includes rendering services, accepting employment, consulting, or entering into any other business relationship with any company, person, association, affiliation, consortium, or other organization (for- profit, non-profit, public, etc.) that provides, offers, finances, consults on or is any way associated with, directly or indirectly, primarily or secondarily, the provision of institutional or professional Acute Care Services as defined below or contracts or agreements for acute care services similar to those provided or offered by the Company in any market service area. This means that if the entity with which Executive would seek to be employed or affiliated with operates, owns or conducts Acute Care Services in any market service area of UHS or a UHS subsidiary, affiliate or joint venture, Executive would be prohibited from providing any services for that entity for twelve months. In addition, “Compete” and this Non-Competition provision shall also apply to and include any and all national or regional for-profit or not for profit healthcare facilities, systems or companies, including any subsidiaries, that operate or provide any Acute Care services, facilities, operations or products anywhere in the restricted area either directly or indirectly through subsidiaries, affiliates, joint ventures, etc. This expressly means that Executive may not be employed by or affiliated with in any manner a national or regional healthcare company that owns, operates, or conducts Acute Care services in any manner in any restricted area or service area. However, Executive shall not be restricted from taking a role with or being affiliated with a national not for profit healthcare care system that offers Acute Care Services within a restricted area so long as Executive does not have direct or indirect operational responsibility for the competing Acute Care Service, Facility, Operation or Product. This exception applies only to a national not for profit enterprise and does not apply to any for- profit companies like HCA, Tenet, Community Health Systems, etc. ( “Acute Care Services, Facilities, Products or Operations” shall mean medical and/or surgical services and all related physical medicine care and treatment associated with acute care facilities including hospitals, ambulatory surgical centers, physician offices/practices/clinics, Accountable Care Organizations (ACOs), rehabilitation centers/units, home health care, pharmacies, etc. Further, Executive acknowledges that UHS owns and operates a health plan and in light of the fact that during Executive’s employment, he will be responsible for oversight of UHS’ managed care operations/subsidiary, Acute Care Services or Products will also include any managed care products including but not limited to Medicare Advantage, commercial insurance, Managed Medicaid and the like. “National not for profit” shall mean a not-for profit healthcare organization with operations in at least three (3) states or has consolidated annual revenue in excess of $1 billion for the fiscal year prior to separation of employment if less than 3 states.

C. Confidential Information / Non-Disclosure

Executive agrees that during the his employment with the Company, he will receive, have access to, use and contribute confidential information and/or proprietary information about the Company not generally available to the public, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, business strategies and operations, financial information and records, budgets, forecasts, computer software programs, agreements and/or contracts, marketing materials, campaigns and strategies, public relations and public affairs campaigns, media materials, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, and information about or received from other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.”

The Executive understands and agrees that the Confidential Information, whether or not developed in whole or in part by the Executive, shall at all times be the Company’s exclusive property. The Confidential Information has been compiled and developed by the Company at great expense and over an extended period of time and is continuously used in the business of the Company. The

Confidential Information gives the Company a competitive advantage over other businesses in its industry and has actual and potential economic value to the Company, all of which would be damaged or destroyed if any of the Confidential Information were obtained by, disclosed to or used by any person or entity other than the Company.

At all times during his employment with the Company and forever thereafter, the Executive will hold in the strictest confidence and will not disclose, use, or publish any of the Confidential Information, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, unless the Company expressly authorizes such disclosure in writing. The Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to the Executive’s work at the Company and/or incorporates any Confidential Information. The Executive hereby assigns to the Company any rights the Executive may have or acquire in the Confidential Information and recognizes that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns.

D. Remedies for Breach

Executive hereby acknowledge and agree that the services he will provide to the Company are of a special, extraordinary and intellectual character which gives them particular value, and any violation by him of the confidentiality, non-solicit or non-compete covenants above would cause immediate and irreparable harm to the Company which cannot be adequately compensated by money damages alone. Therefore, Executive hereby agrees that in addition to whatever other remedies the Company may possess, the Company shall be entitled to preliminary and permanent injunctive and other equitable relief in the event of a breach or threatened breach of Sections (A), (B) or (C) of this Addendum, without need for posting a bond. Furthermore, Executive shall be obligated to reimburse the Company for its reasonable attorneys’ fees and costs incurred in any litigation undertaken by the Company to enforce its rights herein.

E. Severability

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all such rights shall be cumulative and in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants set forth in this Addendum are held to be unenforceable because of the duration of such restriction, the scope of the subject matter or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision insofar as necessary to render the covenant enforceable.

F. No Undue Hardship / Effect of Prior Breach by Company / Extension of Restrictions

The Executive’s promises herein do not constitute an unreasonable hardship to Executive in obtaining other employment following the termination of his employment with the Company. Moreover, the existence of any breach of the Employment Agreement by Company or claim of breach which Executive may have against the Company shall not constitute a defense or bar to the enforcement of any of the covenants in this Addendum. If Executive breaches any of the covenants which have a fixed term, then such term shall be extended for a period of time equal to the period of time Executive was in breach of such covenant(s).

I affirm that it is not necessary for UHS of Delaware, Inc. to sign this Exhibit 4 for it to become binding upon UHS of Delaware, Inc. and me.

Edward Sim (“Employee”)

Signature: /s/ Edward Sim

Print Name: Edward Sim

Date:

10/19/2022